Exhibit 99.1

ERICKSON OIL PRODUCTS, INC.

AND SUBSIDIARIES

CONSOLIDATED FINANCIAL STATEMENTS

For The Years Ended

September 30, 2014 and 2013

ERICKSON OIL PRODUCTS, INC. AND SUBSIDIARIES

INDEPENDENT AUDITOR’S REPORT

To the Board of Directors

Erickson Oil Products, Inc. and Subsidiaries

Hudson, Wisconsin

We have audited the accompanying consolidated financial statements of Erickson Oil Products, Inc. and Subsidiaries which comprise the consolidated balance sheets as of September 30, 2014 and 2013 and the related consolidated statements of operations, stockholders’ equity, and cash flows for the years then ended, and the related notes to the consolidated financial statements.

Management’s Responsibility for the Consolidated Financial Statements

Management is responsible for the preparation and fair presentation of these consolidated financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of consolidated financial statements that are free from material misstatement, whether due to fraud or error.

Auditor’s Responsibility

Our responsibility is to express an opinion on these consolidated financial statements based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the consolidated financial statements. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the consolidated financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the consolidated financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Erickson Oil Products, Inc. and Subsidiaries as of September 30, 2014 and 2013, and the results of their operations and their cash flows for the years then ended in accordance with accounting principles generally accepted in the United States of America.

REDPATH AND COMPANY, LTD.

St. Paul, Minnesota

January 15, 2015

ERICKSON OIL PRODUCTS, INC. AND SUBSIDIARIES CONSOLIDATED BALANCE SHEETS September 30, 2014 and 2013

	2014	2013 (as restated)
Assets
Current assets:
Cash and cash equivalents	$4,630,300	$3,126,800
Receivables:
Trade accounts, less allowance for doubtful accounts of $30,000 and $53,200 in 2014 and 2013, respectively	2,849,300	3,852,300
Current maturities of notes receivable - stockholders and employees	68,400	304,100
Inventories	4,593,700	4,908,500
Prepaid expenses and other current assets	4,020,900	4,320,800

Total current assets	16,162,600	16,512,500

Other assets:
Notes receivable - stockholders and employees, less current maturities	6,669,600	6,844,500
Rental properties, at cost, less accumulated depreciation	619,600	633,500
Goodwill	266,000	266,000

Total other assets	7,555,200	7,744,000

Property and equipment, at cost:
Land	12,118,300	11,554,800
Buildings	25,985,600	24,163,000
Equipment and fixtures	35,102,100	34,237,000
Construction in progress - stores	2,900	470,700
Less: Accumulated depreciation	(47,323,800)	(45,260,100)

Total property and equipment, net	25,885,100	25,165,400

Total assets	$49,602,900	$49,421,900

ERICKSON OIL PRODUCTS, INC. AND SUBSIDIARIES CONSOLIDATED BALANCE SHEETS September 30, 2014 and 2013

	2014	2013 (as restated)
Liabilities and Stockholders’ Equity
Current liabilities:
Current maturities of long-term debt	$340,200	$312,300
Revolving credit agreement	3,000,000	—
Accounts payable	9,919,000	13,819,000
Accrued expenses	5,276,700	5,269,500
Income taxes payable	1,340,600	1,251,100
Deferred income taxes	241,900	240,400

Total current liabilities	20,118,400	20,892,300

Long-term liabilities:
Long-term debt, less current maturities	1,254,900	1,977,500
Long-term payable to stockholder, former stockholder, and employee	1,350,100	2,298,500
Deferred revenue	12,500	312,500
Asset retirement obligation	237,300	226,000
Deferred income taxes	4,335,400	4,105,200

Total long-term liabilities	7,190,200	8,919,700

Total liabilities	27,308,600	29,812,000

Stockholders’ equity:
Common stock, $100 par value per share; 250 shares authorized; issued 25.5 shares	2,600	2,600
Additional paid-in capital	153,000	153,000
Retained earnings	22,138,700	19,454,300

Total stockholders’ equity	22,294,300	19,609,900

Total liabilities and stockholders’ equity	$49,602,900	$49,421,900

The accompanying notes are an integral part of these financial statements.

ERICKSON OIL PRODUCTS, INC. AND SUBSIDIARIES CONSOLIDATED STATEMENTS OF OPERATIONS For The Years Ended September 30, 2014 and 2013

	2014	2013 (as restated)
Net sales	$333,624,400	$340,944,400
Cost of goods sold	297,728,900	306,126,300

Gross profit	35,895,500	34,818,100
Other operating income, principally rental and lottery income	1,969,200	2,176,500

Gross profit and other operating income	37,864,700	36,994,600
Operating expenses	33,843,200	32,653,400

Operating income	4,021,500	4,341,200

Other income (expense):
Interest income	143,900	220,900
Interest expense	(84,200)	(121,400)
Other, net	325,400	197,000

Total other income (expense)	385,100	296,500

Income before income taxes	4,406,600	4,637,700
Federal and state income tax expense	1,722,200	1,880,600

Net income	$2,684,400	$2,757,100

The accompanying notes are an integral part of these financial statements.

ERICKSON OIL PRODUCTS, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY
For The Years Ended September 30, 2014 and 2013

	Common Stock		Additional Paid-In Capital	Retained Earnings	Total Stockholders’ Equity
	Shares	Amount
Balance, September 30, 2012 (before restatement)	25.5	$2,600	$153,000	$18,750,200	$18,905,800
Prior period adjustment	—	—	—	1,947,000	1,947,000

Balance, September 30, 2012 (as restated)	25.5	2,600	153,000	20,697,200	20,852,800
Net income	—	—	—	2,757,100	2,757,100
Dividend paid to stockholder	—	—	—	(4,000,000)	(4,000,000)

Balance, September 30, 2013	25.5	2,600	153,000	19,454,300	19,609,900
Net income	—	—	—	2,684,400	2,684,400

Balance, September 30, 2014	25.5	$2,600	$153,000	$22,138,700	$22,294,300

The accompanying notes are an integral part of these financial statements.

ERICKSON OIL PRODUCTS, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
For The Years Ended September 30, 2014 and 2013

	2014	2013 (as restated)
Cash flows from operating activities:
Net income	$2,684,400	$2,757,100
Adjustments to reconcile net income to net cash flows provided by operating activities:
Depreciation	2,888,300	2,655,800
Accretion on asset retirement obligation	11,300	15,800
Gain on sales of property and equipment	(44,800)	(10,300)
Deferred revenue	(300,000)	(300,000)
Deferred income taxes	231,700	610,500
Changes in current assets and liabilities:
Trade receivables	1,003,000	717,100
Inventories	314,800	(617,100)
Prepaid expenses and other current assets	299,900	301,100
Accounts payable	(3,900,000)	(1,841,700)
Accrued expenses	7,200	(91,300)
Income taxes receivable and payable	89,500	242,300

Net cash flows provided by operating activities	3,285,300	4,439,300

Cash flows from investing activities:
Payment of dividends	—	(2,170,300)
Purchases of property and equipment	(3,648,400)	(4,213,300)
Proceeds from sale of property and equipment	99,100	18,200
Net receipts from (payments to) stockholders and employees	(741,900)	1,236,700

Net cash flows used in investing activities	(4,291,200)	(5,128,700)

Cash flows from financing activities:
Proceeds from revolving credit agreement	3,000,000	—
Proceeds from long-term debt	96,200	397,200
Payments on long-term debt	(586,800)	(8,188,300)

Net cash flows provided by (used in) financing activities	2,509,400	(7,791,100)

Net change in cash and cash equivalents	1,503,500	(8,480,500)
Cash and cash equivalents - beginning of year	3,126,800	11,607,300

Cash and cash equivalents - end of year	$4,630,300	$3,126,800

(CONTINUED)

The accompanying notes are an integral part of these financial statements.

ERICKSON OIL PRODUCTS, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS (CONTINUED)
For The Years Ended September 30, 2014 and 2013

	2014	2013 (as restated)
Supplemental disclosures of cash flow information:
Cash payments for:
Interest	$58,900	$102,200

Income taxes	$1,428,500	$1,027,800

Supplemental disclosure of noncash investing activities:
Dividends issued stockholder payable	$—	$479,200

Dividends issued for long-term debt	$—	$1,350,500

Debt payment made by increasing short-term payable to stockholder	$190,700	$200,000

Debt payment made by decreasing note receivable - stockholder	$13,400	$—

The accompanying notes are an integral part of these financial statements.

ERICKSON OIL PRODUCTS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

For The Years Ended September 30, 2014 and 2013

Note 1 Summary of Significant Accounting Policies

Nature of Operations

Erickson Oil Products, Inc. and Subsidiaries (the “Company”) operates 66 retail gas station/convenience stores and 1 liquor store in Wisconsin, Minnesota, Michigan and South Dakota. Revenue from retail sales is recognized at the time of sale. The Company grants credit to individuals through credit card arrangements in each of these trade areas.

Basis of Presentation and Accounting Estimates

The preparation of the consolidated financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Principles of Consolidation

At September 30, 2014 and 2013, the consolidated financial statements included the accounts of Erickson Oil Products, Inc. and its wholly owned subsidiaries, Freedom Valu Centers, Inc., Erickson Transport Corporation of Wisconsin, and Village Wine & Spirits, LLC. All significant intercompany accounts and transactions have been eliminated in consolidation.

Cash Balances

Throughout the year the Company may have cash balances in excess of federally insured limits. The Company has not experienced any losses as a result of such excess accumulations and believes it is not exposed to any significant cash credit risk.

For purposes of reporting cash flows, the Company considers all highly liquid debt instruments, commodity future contracts and options purchased with original maturity of three months or less to be cash equivalents.

Accounts Receivable

Accounts receivable are carried at original invoice amount less an estimate made for doubtful receivables based on a review of all outstanding amounts on a monthly basis. Management determines the allowance for doubtful accounts by identifying troubled accounts and by using historical experience applied to an aging of accounts. Trade receivables are written off when deemed uncollectible. Recoveries of trade receivables previously written off are recorded when received.

Inventories

Inventories consist primarily of petroleum products and merchandise sold in the convenience stores. The Company uses the last-in, first-out (LIFO) method of determining inventory cost, which is not in excess of market. If valued under the first-in, first-out (FIFO) method, inventories would have been approximately $4,821,300 and $4,880,400 higher than those reported by the Company as of September 30, 2014 and 2013, respectively.

Depreciation

Depreciation is provided over the estimated useful lives of the property and equipment using principally the straight-line method. The estimated useful lives range from 8 to 20 years for building and rental properties and from 3 to 10 years for equipment and fixtures.

Goodwill

The Company follows FASB’s authoritative guidance, Intangibles – Goodwill and Other, which states that goodwill and intangible assets that have indefinite useful lives will not be subject to amortization, but rather will be tested at least annually for impairment. In addition, it provides specific guidance on how to determine and measure goodwill impairment. As of September 30, 2014, the Company has evaluated the realizability of its goodwill, and based upon this analysis, the Company believes that no material impairment exists.

Income Taxes

The Company and its subsidiaries file a consolidated federal income tax return and separate state income tax returns.

Deferred taxes are provided on an asset and liability method whereby deferred tax assets are recognized for deductible temporary differences, net operating loss carryforwards and tax credit carry forwards, and deferred tax liabilities are recognized for taxable temporary differences. Temporary differences are the differences between the reported amounts of assets and liabilities and their tax basis. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized. Deferred tax assets and liabilities are adjusted for the effects of changes in tax laws and rates on the date of enactment.

The Company follows the provisions of the Financial Accounting Standards Board (FASB) interpretation on the accounting for uncertainty in income taxes. The interpretation clarifies the accounting for uncertainty in income taxes recognized in the financial statements in accordance with ASC 740 “Accounting for Income Taxes.” The interpretation prescribes a comprehensive model for how a company should recognize, measure, present, and disclose in its financial statement uncertain tax positions that the company expects to take on its tax returns. The Company has analyzed its filing positions with the Internal Revenue Service and all state tax jurisdictions where it files tax returns. The Company believes its income tax filing positions and deductions will be sustained on audit and does not anticipate any adjustments that will result in a material adverse effect on the Company’s financial condition, results of operations or cash flows. Pursuant to the FASB authoritative guidance regarding accounting for uncertainty in income tax, no liability has been recorded for uncertain tax positions. As allowed under this guidance, the Company would accrue if applicable income tax related interest and penalties in income tax expense in the Company’s consolidated statements of operations.

The Company is no longer subject to U.S. federal or state income tax examinations by tax authorities for years before 2010. The Company is currently under examination by the internal revenue service for the year ended September 30, 2013.

Fair Value of Financial Instruments

The consolidated financial statements include the following financial instruments and methods and assumptions used in estimating their fair values: for cash and cash equivalents, the carrying amount is fair value, and for trade accounts receivable, accounts payable and revolving credit agreements, the carrying amounts approximate their fair values due to either the short-term nature of these instruments or the variable nature of the interest rates. Management believes the carrying amounts of fixed-rate notes receivable and long-term debt approximate their fair values because the fixed rates are based on current rates offered to the Company for debt with similar terms and maturities or on current rates of return on similar investments.

The Company follows the provisions of FASB’s authoritative guidance regarding Fair Value Measurements. This guidance defines fair value as the price that would be received to sell an asset or paid to transfer a liability (i.e., the “exit price”) in an orderly transaction between market participants at the measurement date and establishes a fair value hierarchy categorized into three levels based on the inputs used. Generally, the three levels are as follows:

•	Level 1 – Quoted prices in active markets for identical assets.

•	Level 2 – Significant other observable inputs.

•	Level 3 – Significant unobservable inputs.

The Company does not have any significant fair value measurements on a recurring or non recurring basis as of September 30, 2014 and 2013.

Asset Retirement Obligation

In connection with the Company’s underground fuel storage tanks, the Company is required to record a liability for the fair value of an asset retirement obligation in the period in which it incurs a legal obligation (or future obligation) associated with the removal of underground storage tanks. A corresponding asset, which is depreciated over the life of the underground storage tank is also recorded. Subsequent to the initial measurement of the asset retirement obligation, the obligation is adjusted at the end of each period to reflect the passage of time and changes in the estimated future cash flows underlying the obligation.

The estimated liability is based on historical experience in removing these tanks, estimated tank useful lives, external estimates as to the cost to remove the tanks in the future, and federal and state regulatory requirements. The liability has been discounted using a rate of approximately 7.5 percent. Revisions to the liability could occur due to changes in tank removal costs or tank useful lives, or if federal or state regulators enact new requirements on the removal of such tanks.

A reconciliation of the Company’s liability for the removal of its underground gasoline storage tanks for the years ended September 30, 2014 and 2013 is as follows:

	2014	2013
Balance, beginning	$226,000	$210,200
Accretion expense	11,300	15,800

Balance, ending	$237,300	$226,000

Accounting for Long-lived Assets

The Company periodically reviews its property and equipment, rental properties, and land held for sale to determine potential impairment by comparing the carrying value of the assets with estimated future cash flows expected to result from the use of the assets, including cash flows from disposition. Should the sum of the expected future net cash flows be less than the carrying value, the Company would record an impairment loss, which would be measured by comparing the amount by which the carrying value exceeds the fair value of the assets. Fair value would be determined based on estimated future discounted cash flows or appraised market value. To date, management has determined that no impairment of assets exists.

Note 2 Related Party Transactions

As of September 30, 2014 and 2013, the Company had $6,738,000 and $7,148,600, respectively, of outstanding notes receivable from related parties. The unsecured notes, bearing interest at .95 percent to 3.25 percent, mature at various times through 2022. The following is a summary of maturities of all related-party notes receivable as of September 30, 2014:

Years Ending September 30,
2015	$68,400
2016	820,400
2017	72,500
2018	987,900
2019	126,900
Thereafter	4,661,900

6,738,000
Less: Current maturities	(68,400)

$6,669,600

Interest income on these notes amounted to $130,200 and $201,400 in 2014 and 2013, respectively. The Company had interest receivable on these notes of $0 and $384,700 as of September 30, 2014 and 2013, respectively.

The Company also has long-term payables to its stockholder, former stockholder and employee totaling $1,350,100 and $2,298,500 at September 30, 2014 and 2013, respectively. Interest is charged at the short-term applicable federal rate (0.36 percent as of September 30, 2014), and interest expense relating to the payables of $4,200 and $5,200 was recognized in 2014 and 2013, respectively.

The Company leases space at one of its convenience store locations to a company related through common ownership. The lease expired December 2013. Rent received under this agreement was $18,300 and $73,100 for the years ended September 30, 2014 and 2013, respectively (See Note 4).

The Company has demand notes payable to related parties (See Note 5).

The Company leases office, warehouse, liquor store facility, and seven convenience store locations from related parties (See Note 6).

Note 3 Profit Sharing Plan

The Company maintains a 401(k) profit-sharing plan which covers substantially all eligible employees who meet certain service and age requirements. The Company makes a matching contribution equal to 50 percent of the eligible employees’ deferred compensation, up to 4 percent of the employees’ salaries, and may make a discretionary contribution if determined by the Board of Directors. During 2014 and 2013, the Company’s matching contributions were $97,500 and $86,400, respectively. During 2014 and 2013, the Company’s discretionary contributions were $80,000 and $86,400, respectively.

Note 4 Rental Properties

Rental properties at September 30, 2014 and 2013 consisted of the following:

	2014	2013
Property and equipment currently rented	$2,959,400	$2,950,900
Less: Accumulated depreciation	2,339,800	2,317,400

Total	$619,600	$633,500

The Company is renting the properties on term and month-to-month leases. At September 30, 2014, future non-cancelable lease payments expected to be received by the Company, are approximately as follows:

Years Ending September 30,
2015	$387,400
2016	359,500
2017	290,800
2018	70,600
2019	11,000

$1,119,300

Note 5 Long-term Debt

During 2013, the Company entered into revolving credit agreements that provide advances up to $6,500,000, subject to a borrowing base calculation. Interest is payable monthly at the LIBOR rate (.15% at September 30, 2014), plus 2.75% with a floor of 3%. The financing commitments call for a personal guarantee of the Company’s stockholder and is secured by certain Company receivables, inventory and property. There was an outstanding balance of $3,000,000 and $0 under these agreements for the years ended September 30, 2014 and 2013, respectively. The agreements are subject to certain financial covenants (a). The agreements expire November 2016 if not renewed.

Long-term debt consists of the following:

	September 30,
	2014	2013
Revolving term loans payable to bank, variable interest at LIBOR plus 2.75% with a floor of 3% and an option to fix the rate within a specified period, maturing various dates through December 2021, guaranteed by the Company’s stockholder, availability declines in accordance with the original payment terms, available balance was $5,783,200 at September 30, 2014 (a)	$—	$—
Term note payable to bank, due in monthly installments of principal and interest of $20,900 with interest at 3.5% through December 2016, secured by specifically identified real properties of the Company, guaranteed by the Company’s stockholder (a)	542,400	769,500
Demand notes payable to related parties, of which none are reflected in current maturities since they will not be demanded within the year, interest at prime, unsecured.	916,100	1,293,300
Term note payable to bank, due in monthly installments of $8,400, including interest at a variable rate of interest equal to 5.5% through February 2016, secured by specifically identified equipment of the Company, guaranteed by the Company’s stockholder	136,600	227,000

	1,595,100	2,289,800
Less: Current maturities	(340,200)	(312,300)

Total long-term debt, less current maturities	$1,254,900	$1,977,500

(a)	The agreements contain certain financial covenants including but not limited to maintaining certain debt to EBITDA and fixed charge ratios.

Principal maturities of long-term debt are as follows:

Years Ending September 30,
2015	$340,200
2016	1,193,800
2017	61,100

$1,595,100

Interest expense on related-party notes was $27,800 and $33,900 in 2014 and 2013, respectively.

Note 6 Leases

The Company leases its general office and warehouse facilities from a related party under an operating lease agreement. The terms of the lease provide for a basic monthly rental of $6,500 through December 2018. The lease terms also provide for payments of real estate taxes, repairs, utilities and insurance by the Company.

The Company leases its liquor store facility from a related party under an operating lease agreement. The terms of the lease provide for basic monthly rental of $3,100 through October 2015. The lease terms also provide for payments of real estate taxes, repairs, utilities and insurance by the Company.

The Company also leases the land and building for seven station/store locations from a related party under operating lease agreements expiring in various years through 2017. The terms of the leases provide for basic monthly rentals of $45,200.

The Company also leases certain equipment and property, including land and a building at four station/store locations, under non-cancelable operating leases expiring in various years through 2022. Rental payments may be adjusted for increases in property taxes and changes to the Consumer Price Index.

Future minimum annual rentals at September 30, 2014, under these operating leases are as follows:

Years Ending September 30,
2015	$833,200
2016	694,600
2017	451,400
2018	183,400
2019	19,400

$2,182,000

Rental expense charged to operations in fiscal years 2014 and 2013 amount to $939,300 and $913,000, including $656,200 and $646,200 to the related party, respectively.

Note 7 Federal and State Income Taxes

The Company’s provision for income taxes charged to operations for the years ended September 30, 2014 and 2013 consists of the following:

	2014	2013
Current tax expense	$1,490,500	$1,270,100
Deferred tax expense	231,700	610,500

Total	$1,722,200	$1,880,600

The Company’s income tax expense (benefit) varied from the statutory federal rate as of September 30, 2014 and 2013, as follows:

	2014	2013
Federal statutory rate applied to income before tax	$1,498,200	$1,576,800
State income tax, net of federal tax effect	285,000	328,200
Nondeductible expenses	40,000	52,800
State taxes not based on income	4,300	5,000
Other	(105,300)	(82,200)

Total	$1,722,200	$1,880,600

Net deferred tax liabilities consisted of the following components as of September 30, 2014 and 2013:

	2014	2013
Deferred tax assets:
Accounts receivable allowance	$12,000	$21,300
Accrued expenses	273,800	225,400
Asset retirement obligation, net	94,900	90,400
NOL carryforward	24,700	31,600
State adjustments (net of federal benefit)	226,200	219,200

	631,600	587,900
Deferred tax liabilities:
Prepaid expenses	(254,300)	(214,500)
Property and equipment	(4,688,200)	(4,453,900)
Accrued expenses	(266,400)	(265,100)

Net deferred tax liabilities	($4,577,300)	($4,345,600)

Deferred tax amounts have been classified on the accompanying consolidated balance sheets as of September 30, 2014 and 2013, as follows:

	2014	2013
Current liabilities	($241,900)	($240,400)
Noncurrent liabilities	(4,335,400)	(4,105,200)

Total	($4,577,300)	($4,345,600)

Note 8 Deferred Compensation

The Company has adopted an unfunded long-term executive benefit plan for certain key employees. The key employees may elect to defer a percentage of any bonus they receive, not less than 50 percent, to the plan. The key employees vest over a period of five years. The total liability was $523,000 and $371,500 as of September 30, 2014 and 2013, respectively.

Note 9 Prior Period Adjustment

During the year ended September 30, 2014, an error was discovered in which the Company did not have proper title over certain inventory. The removal of inventory resulted in the liquidation of a LIFO layer. The effect of this error understated inventory by $2,808,400, income taxes payable by $1,123,400, retained earnings by $1,685,000 and overstated net income by $262,000, net of income tax of $174,600 in 2013. This error was corrected by increasing retained earnings by $1,947,000, net of income tax of $1,123,400, as of October 1, 2012. The following amounts were restated for 2013: inventory increased $2,808,400, income taxes payable increased by $1,123,400, retained earnings increased $1,685,000 and net income decreased $262,000.

Note 10 Subsequent Events

Subsequent events have been evaluated for recognition or disclosure through January 15, 2015, which is the date that the consolidated financial statements were available to be issued.

Note 11 Reclassifications

Certain reclassifications have been made to the 2013 consolidated financial statements to conform to the 2014 financial statement presentation. The reclassifications had no effect on net income.